EXECUTION COPY


                            ASSET PURCHASE AGREEMENT

                                  By and Among

                         WESTERN MICRO TECHNOLOGY, INC.,

                             STAR TECHNOLOGIES, INC.

                             AND THE SHAREHOLDERS OF

                             STAR TECHNOLOGIES, INC.



                                November 7, 1996

                                TABLE OF CONTENTS
                                -----------------
                                                                            Page
                                                                            ----

ARTICLE 1       DEFINITIONS...................................................1
         1.1    Certain Definitions...........................................1
         1.2    Other Definitions.............................................1

ARTICLE 2       PURCHASE AND SALE; CLOSING....................................2
         2.1    Purchase and Sale of Assets...................................2
         2.2    Assumption of Liabilities.....................................3
         2.3    Purchase Price................................................3
         2.4    Purchase Price Adjustment.....................................3
         2.5    Escrow for Earn-Out...........................................4
         2.6    Earn-Out......................................................4
         2.7    Closing Date..................................................7
         2.8    Escrow of Shares..............................................7
         2.9    Tax Treatment.................................................7

ARTICLE 3       REPRESENTATIONS AND WARRANTIES OF STAR AND THE
                STAR SHAREHOLDERS.............................................7
         3.1    Organization..................................................8
         3.2    Capital Structure.............................................8
         3.3    Obligations With Respect to Capital Stock.....................8
         3.4    Equity Investments............................................8
         3.5    Authority.....................................................8
         3.6    Financial Statements..........................................9
         3.7    Business Changes..............................................9
         3.8    Fixed Assets; Properties.................................... 11
         3.9    Accounts Receivable; Notes Receivable....................... 12
         3.10   Taxes....................................................... 12
         3.11   Compensation................................................ 13
         3.12   Compliance with Law......................................... 13
         3.13   Litigation.................................................. 13
         3.14   Contracts................................................... 13
         3.15   No Default.................................................. 14
         3.16   Business and Customers...................................... 14
         3.17   Inventories................................................. 15
         3.18   Proprietary Rights.......................................... 15
         3.19   Insurance................................................... 16
         3.20   Bank Accounts............................................... 16
         3.21   Brokers or Finders.......................................... 16
         3.22   Related Parties............................................. 16
         3.23   Certain Advances............................................ 17
         3.24   Union Activities............................................ 17

                                                                            Page
                                                                            ----

         3.25   ERISA....................................................... 17
         3.26   Underlying Documents........................................ 17
         3.27   Full Disclosure............................................. 17
         3.28   Accounts Payable............................................ 17
         3.29   Liabilities................................................. 17
         3.30   Restricted Securities....................................... 18
         3.31   Purchase Entirely for Own Account........................... 18

ARTICLE 4       REPRESENTATIONS AND WARRANTIES OF WMT....................... 18
         4.1    Organization................................................ 18
         4.2    Authority................................................... 19
         4.3    Capital Structure........................................... 19
         4.4    Financial Statements........................................ 19
         4.5    SEC Documents............................................... 20
         4.6    No Conflict................................................. 20
         4.7    Shares of Common Stock...................................... 21
         4.8    Brokers or Finders.......................................... 21
         4.9    Business Changes............................................ 21
         4.10   Shares of Common Stock...................................... 21
         4.11   Rule 144.................................................... 21

ARTICLE 5       COVENANTS RELATING TO CONDUCT OF BUSINESS................... 21
         5.1    Conduct of Business in Normal Course........................ 21
         5.2    Preservation of Business and Relationships.................. 22
         5.3    Maintenance of Insurance.................................... 22
         5.4    Employees and Compensation.................................. 22
         5.5    Dividends; Changes in Stock................................. 22
         5.6    Issuance of Securities...................................... 22
         5.7    Governing Documents......................................... 22
         5.8    No Other Bids............................................... 22
         5.9    No Acquisitions............................................. 23
         5.10   No Dispositions............................................. 23
         5.11   Indebtedness................................................ 23

ARTICLE 6       ADDITIONAL AGREEMENTS....................................... 23
         6.1    Access to Information....................................... 23
         6.2    Legal Conditions............................................ 23
         6.3    3(a)(10) Fairness Hearing................................... 24
         6.4    Good Faith.................................................. 24
         6.5    WMT Governing Documents..................................... 24
         6.6    Current Available Information............................... 24
         6.7    Legend; Stop Transfer Instructions.......................... 24
         6.8    Retention and Motivation Program............................ 25

                                                                            Page
                                                                            ----

         6.9    Collection of Accounts Receivable; Sale of Inventory........ 25
         6.10   Registration Rights......................................... 25

ARTICLE 7       CONDITIONS PRECEDENT........................................ 26
         7.1    Conditions to Obligations of WMT and the Star Parties....... 26
                (a)     Government Approvals................................ 26
                (b)     Shareholder Approval................................ 26
                (c)     Third-Party Approvals............................... 26
                (d)     Legal Action........................................ 26
                (e)     Securities Laws..................................... 26
                (f)     Employment Agreements............................... 27
         7.2    Conditions to Obligations of WMT............................ 27
                (a)     Representations and Warranties...................... 27
                (b)     Due Diligence....................................... 27
                (c)     Performance of Obligations.......................... 27
                (d)     Opinion of Star's Counsel........................... 27
                (e)     Financial Statements................................ 27
                (f)     No Material Adverse Change.......................... 27
                (g)     Non-Compete Arrangements............................ 27
                (h)     Escrow Agreement.................................... 27
         7.3    Conditions to Obligations of the Star Parties............... 28
                (a)     Representations and Warranties...................... 28
                (b)     Performance of Obligations of WMT................... 28
                (c)     Opinion of WMT's Counsel............................ 28
                (d)     No Material Adverse Change.......................... 28
                (e)     Nasdaq Listing Application.......................... 28
                (f)     Escrow Agreement.................................... 28
         7.4    Best Efforts................................................ 28

ARTICLE 8       INDEMNIFICATION AND ESCROW.................................. 28
         8.1    Indemnification by Star and the Star Shareholders........... 28
         8.2    Escrow Fund................................................. 29
         8.3    Escrow Period............................................... 30
         8.4    Protection of Escrow Fund................................... 30
         8.5    Distributions; Voting....................................... 30
         8.6    Claims Upon Escrow Fund..................................... 30
         8.7    Objections to Claims........................................ 30
         8.8    Resolution of Conflicts; Arbitration........................ 31
         8.9    Distribution upon Termination of Escrow Period.............. 32
         8.10   Escrow Agent's Duties....................................... 32
         8.11   Indemnification by WMT...................................... 32
         8.12   Indemnification Procedure................................... 33

ARTICLE 9       PAYMENT OF EXPENSES......................................... 34

ARTICLE 10      TERMINATION, AMENDMENT AND WAIVER........................... 34
         10.1   Termination................................................. 34
         10.2   Effect of Termination....................................... 35
         10.3   Amendment................................................... 35
         10.4   Extension; Waiver........................................... 35

ARTICLE 11      GENERAL..................................................... 35
         11.1   Notices..................................................... 35
         11.2   Headings.................................................... 36
         11.3   Entire Understanding........................................ 36
         11.4   Counterparts................................................ 36
         11.5   Binding Nature.............................................. 36
         11.6   Applicable Law.............................................. 37
         11.7   Attorneys' Fees............................................. 37

                                    Exhibits
                                    --------

Exhibit A             Agreement of Assignment and Assumption
Exhibit B             Star's Audited Financial Statements
Exhibit C             Disclosure Schedule
Exhibit 2.5           Escrow Agreement for Earn-Out
Exhibit 6.10          Registration Rights Agreement
Exhibit 7.1(f)        Designated Employees of Star and Form of Employment
                      Agreement
Exhibit 7.2(c)        Opinion of Star's Counsel
Exhibit 7.2(h)        Covenant Not to Compete
Exhibit 7.3(c)        Opinion of WMT's Counsel
Exhibit 8.2           Escrow Agreement

                                    Schedules
                                    ---------

Schedule 2.1(a)       Inventories
Schedule 2.1(b)       Accounts Receivable; Notes Receivable
Schedule 2.1(e)       Permits
Schedule 2.1(h)       Accounts Payable
Schedule 2.6          Earn Out
Schedule 3.2          Capital Structure
Schedule 3.8          Fixed Assets; Properties
Schedule 3.11         Compensation
Schedule 3.14         Contracts
Schedule 3.16         Customers
Schedule 3.18         Proprietary Rights
Schedule 3.19         Insurance
Schedule 3.20         Bank Accounts
Schedule 3.25         Benefit Plans
Schedule 3.29         Liabilities
Schedule 6.9          Designated Inventory

                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT, made and entered into as of the 7th day of November, 1996 by and among WESTERN MICRO TECHNOLOGY, INC., a California
                            ------------------------------
corporation ("WMT"), STAR TECHNOLOGIES, INC., a California corporation ("Star"),
                     -----------------------
and PHILLIP D. SHIPP, WILLIAM E. GALLUCCI, JAMES D. FLAVIN and MICHAEL D. GROMEK
    ----------------  -------------------  ---------------     -----------------
(collectively, the "Star Shareholders," and when referred to herein together with Star, the "Star Parties"),

                              W I T N E S S E T H:

     WHEREAS, WMT desires to purchase from Star and Star desires to sell to WMT all of Star's operating assets, together with the associated goodwill, on the terms and conditions hereinafter set forth:

     NOW, THEREFORE, in consideration of the premises and of the mutual provisions, agreements and covenants herein contained, WMT, Star and the Star Shareholders agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS
                                   -----------

     1.1 Certain Definitions. The terms defined in this Section 1.1 shall, for
         -------------------
all purposes of this Agreement, have the meanings herein specified, unless the context expressly or by necessary implication otherwise requires:

     (a) "SEC" shall mean the Securities and Exchange Commission.

     (b) "Subsidiary" means a corporation whose voting securities are owned directly or indirectly by the "parent" corporation in such amounts as are sufficient to elect at least a majority of the Board of Directors.

     1.2 Other Definitions. In addition to the terms defined in Section 1.1,
         -----------------
certain other terms are defined elsewhere in this Agreement, and, whenever such terms are used in this Agreement, they shall have their respective defined meanings, unless the context expressly or by necessary implication otherwise requires.

                                    ARTICLE 2

                           PURCHASE AND SALE; CLOSING
                           --------------------------

     2.1 Purchase and Sale of Assets. Subject to the terms and conditions set
         ---------------------------
forth in this Agreement, Star agrees to sell, convey, transfer, assign, and deliver to WMT, and WMT agrees to purchase from Star on the Closing Date (as defined below), all of the operating assets of Star (collectively, the "Purchased Assets"), including without limitation:

     (a) Inventories. All of Star's inventories relating to Star's business
         -----------
which are on hand as of the Closing Date (the "Inventories"). A physical inventory shall be taken no earlier than the weekend preceding the date of the Closing (the "Physical Inventory"). A Physical Inventory list shall be prepared that includes a description of each Inventory item, the number of units of each item on hand as of the date of the Physical Inventory and the value of said Inventory on a lower of cost or market basis (the "Listing"). The Listing shall be attached hereto on the Closing Date as Schedule 2.1(a);

     (b) Accounts Receivable. All of Star's trade accounts receivable arising
         -------------------
out of the operation of Star's business in the ordinary course which are unpaid as of the Closing Date (the "Accounts Receivable"). Star shall prepare an Accounts Receivable report as of the end of the business day preceding the Closing Date (the "Report"). The Report shall be attached hereto as of the Closing Date as Schedule 2.1(b);

     (c) Intangibles. The right to use the corporate name "Star Technologies,"
         -----------
and to refer to the business as "formerly Star Technologies, Inc.;"

     (d) Books and Records. All papers and records in Star's care, custody, or
         -----------------
control relating to any or all of the Purchased Assets and the operation thereof, including, without limitation, all purchasing and sales records, customer and vendor lists and all accounting and financial records (collectively, the "Books and Records"), excluding the minute books, corporate seal and stock records of Star;

     (e) Permits. All of Star's rights in, to or under any governmental
         -------
licenses, environmental and other permits, approvals and authorizations which relate to the Purchased Assets, including, without limitation, all those listed in Schedule 2.1(e);

     (f) Cash, Deposits and Prepaids. All of Star's cash and deposits on hand as
         ---------------------------
of the Closing Date and prepaid assets and employee advances existing as of the Closing Date; and

     (g) Equipment, Furniture and Fixtures. All of Star's equipment, furniture
         ---------------------------------
and fixtures used in the ordinary course of business and on hand as of the Closing Date.

The Purchased Assets shall be conveyed on the Closing Date to WMT by Star free and clear of all liabilities, obligations, liens and encumbrances, excepting only those liens and encumbrances set forth on Schedules 3.8 and 3.17 and continuing obligations consisting of the trade accounts payable arising out of the operation of Star's business in the ordinary course which are unpaid as of the Closing Date, including, without limitation, those listed in Schedule 2.1(h) (collectively, the "Accounts Payable") which shall be assigned by Star to WMT pursuant to the terms and conditions of an Agreement of Assignment and Assumption, substantially in the form of Exhibit A attached hereto (the "Agreement of Assignment and Assumption").

     2.2 Assumption of Liabilities. Except for any continuing obligations under
         -------------------------
the Accounts Payable and other liabilities reflected on the Closing Date Balance Sheet (which liabilities shall be consistent with the past practices of Star), defined below which WMT is assuming and agrees to pay in the normal course of business, WMT is not assuming any debt, liability or obligation of Star, whether known or unknown, fixed or contingent, including, without limitation, any liabilities or obligations arising out of or connected in any way with any retirement, medical, life, disability or other employee benefit plan of Star. Except as expressly noted in this Agreement all liabilities arising from or related to Star's operations or Star's ownership of the Purchased Assets through the Closing Date shall remain the responsibility of Star.

     2.3 Purchase Price. As consideration for the purchase of the Purchased
         --------------
Assets, WMT shall pay the following amounts (collectively, the "Purchase Price"), which shall be subject to adjustment as set forth in Section 2.4:

     (a) To Star, an aggregate of Nine Hundred Fifty Thousand Dollars ($950,000) worth of newly issued shares of common stock, without par value, of WMT (the shares of Common Stock, without par value, of WMT being referred to herein generally as the "Common Stock" and the shares of Common Stock issued at Closing and pursuant to Section 2.6 being referred to herein as "WMT Common"), less ten percent (10%) to be held by the escrow agent pursuant to the terms of Article 8 hereto. The price used to determine the number of shares of Common Stock to be issued at Closing shall be the average closing price of the Common Stock for the ten (10) trading day period ending two (2) trading days prior to the Closing; provided, however, that the average price shall not be less than $7.50 or more than $9.00 per share. No fractional shares shall be issued.

     (b) To First Trust of California, N.A., as escrow agent, ten percent (10%) of the WMT Common to be held in escrow in accordance with the terms of Article 8 hereto.

     2.4 Purchase Price Adjustment. The Purchase Price shall be increased or
         -------------------------
decreased, as the case may be, by an amount equal to the difference between the stockholders' equity of Star on the Closing Date and $950,000. As soon as possible following the Closing Date, but in no event later than sixty (60) days after the Closing Date, Star shall (a) conduct a review to determine the stockholders' equity of Star as of the Closing Date and (b) prepare a balance sheet as of the Closing Date (the "Closing Date Balance Sheet") in accordance with generally accepted accounting principles consistently applied utilizing the same methodology and adjustments as were used in preparing Star's audited financial statements for the year ended June 30, 1996, which are attached hereto as Exhibit B
(the "1996 Financial Statements"). The results of the review and the determination of stockholders' equity will be subject to verification by WMT's accountants or other representatives. Any amounts owed as a result of these adjustments to the Purchase Price will be paid in WMT Common to the appropriate party within thirty (30) days after the delivery of the Closing Date Balance Sheet to WMT.

     2.5 Escrow for Earn-Out. At the Closing, WMT shall pay to First Trust of
         -------------------
California, N.A., as escrow agent, Seven Hundred Fifty Thousand Dollars ($750,000) worth of newly issued shares of Common Stock issued as an advance against the Earn-Out Payments described in Section 2.6 hereof. The form of Escrow Agreement for the Earn-Out Payments is in the form attached hereto as
Exhibit 2.5. The price used to determine the number of shares of Common Stock to be issued into escrow at Closing shall be the average closing price of the Common Stock for the ten (10) trading day period ending two (2) trading days prior to the Closing; provided, however, that the average price shall not be less than $7.50 or more than $9.00 per share. No fractional shares shall be issued.

     2.6 Earn-Out.
         --------

     (a) Within thirty (30) days after each of the two (2) twelve (12) month periods ending December 31, 1997 and December 31, 1998, WMT shall calculate, and deliver notice of such calculation to Star (the "Calculation"), an earn-out payment to be paid to Star if Star Gross Profit Dollars, as defined below, during any such twelve (12) month period exceed $2.75 million (together with the Earn-Out Payment referenced in the paragraph below, the "Earn-Out Payments"). The annual Earn-Out Payment shall equal the following amounts:

       Star Gross Profit Dollars/year         Earn-Out Payment
       ------------------------------         ----------------
                Threshold Levels
                ----------------

            less than $2.75 million            $            0
            $2.75 - $2.99 million              $      125,000
            $3.00 - $3.24 million              $      250,000
            $3.25 - $3.49 million              $      500,000
            $3.50 - $3.99 million              $      750,000
            greater than $4.00 million         $    1,000,000

     Notwithstanding the foregoing, if during either twelve (12) month period Star Gross Profit Dollars do not result in the maximum Earn-Out Payment (i.e. $1,000,000) for either such period, any Star Gross Profit Dollars in excess of any threshold for which an Earn-Out Payment was made shall be applied to the other period and if a higher threshold is achieved in the year of the carryback or carryforward, Star shall be paid the additional incremental amount; provided, however, that in no event shall the aggregate of the Earn-Out Payments for both years exceed $2,000,000. For example, if the Star Gross Profit Dollars are $3.25 million during the first year, the first Earn-Out Payment would equal $500,000. If the Star

Gross Profit Dollars for the second year are $3.75 million, the second Earn-Out Payment would equal $1,000,000 (i.e., $750,000 for achieving the $3.50 million threshold in the second year plus $250,000 as a cumulative make up payment). The $250,000 is calculated by taking the $250,000 of Star Gross Profit Dollars achieved in the second year in excess of the $3.50 million threshold and adding it to the first year Star Gross Profit Dollars, which results in Star Gross Profit Dollars of $3.50 million for the first year and an Earn-Out Payment of $750,000 (i.e. $250,000 more than was actually paid). As another example, if the Star Gross Profit Dollars for the first year are $4,500,000, the first Earn-Out Payment would be $1,000,000 and the $500,000 excess would be carried forward and added to the Star Gross Profit Dollars for the second year to determine the Earn-Out Payment.

     In addition, Star shall be entitled to earn an additional Earn-Out Payment, not to exceed $400,000, if Sentinel Software is sold to Pepsico before December 31, 1998 equal to ten percent (10%) of the net revenue of such sale. "Net Revenues" for purposes of the Sentinel Software Earn-Out Payment shall be equal to the gross income derived from the sale of Sentinel Software to Pepsico or a related party without any offset or adjustment except for reductions thereto for any returns or customary allowances credited to the Gross Sales. Net Revenues shall be determined in accordance with generally accepted accounting principles consistently applied.

     (b) The Earn-Out Payments shall be paid in Common Stock. The value of the Common Stock will be calculated based on the ten (10) day simple average of the closing prices of the Common Stock in the last ten (10) trading days of the twelve month period for which the Earn-Out Payment relates (the "Average"). The Common Stock held in escrow provided for in Section 2.5 hereof shall be disbursed from escrow as needed to make the Earn-Out Payments. The remaining shares of Common Stock payable under this Section 2.6 shall be newly issued shares of Common Stock.

     (c) Star Gross Profit Dollars shall be calculated on the following sales ("Star Sales"):

          1. Sales by the Star Technologies division of WMT to customers identified on Schedule 2.6;

          2. Sales by the Star Technologies division of WMT to customers that are recruited after the Closing Date as customers for WMT by any of the Star employees identified on Schedule 3.11, or by any employees hired in the Star Technologies division of WMT; and

          3. Sales by divisions of WMT other than the Star Technologies division of WMT to customers referred by the Star Technologies division of WMT except for customers that are already customers of the other divisions of WMT for the products of such division.

     Star Gross Profit Dollars shall mean gross Star Sales net of returns and customary allowances less the actual (specifically identifiable) product cost net of manufacturer's price protection and other nonpromotional manufacturer cost reductions ("Star Costs") determined in accordance with generally accepted accounting principles consistent with Star's past accounting practices.

     For the purpose of calculating the Earn-Out Payments, separate books and records shall be maintained by WMT with respect to the Star Sales and Star Costs. Such books and records shall be maintained in accordance with generally accepted accounting principles and consistent with Star's past accounting practices.

     Star will be entitled to reasonable rights to audit the Earn-Out Payments. Upon receipt of the Calculation from WMT, Star shall have ten (10) business days in which to request in writing that WMT deliver within thirty (30) business days of such request the books and records, and back up invoices and schedules, to Star or its accountant to confirm the calculation. If within ten (10) business days, Star does not request such books and records or if within ten (10) business days after receipt of such books and records Star does not object to such Calculation, WMT shall deliver instructions to its transfer agent to issue and deliver to Star the Common Stock as soon as reasonably practicable. If Star requests such books and records and within ten (10) business days after receipt of such books and records, Star objects in writing to WMT of the Calculation, WMT and Star shall work together in good faith to see if they can reach an agreement on the appropriate Earn-Out Payment. If within fourteen (14) days the parties have not reached an agreement, the parties shall choose a nationally recognized accounting firm mutually agreed upon by WMT and Star who shall calculate the amount, or if no such agreement can be reached, then each of WMT and Star shall appoint one nationally recognized accounting firm, which accounting firms shall pick a third nationally recognized accounting firm to which such disputes shall be referred. In the event that either WMT or Star shall fail to select a nationally recognized firm in accordance with the provisions of this subsection within thirty (30) days after notice by the other party that such selection should be made, and such other party has selected a nationally recognized accounting firm pursuant to the provisions hereof, such dispute shall be referred to the nationally recognized accounting firm selected by such party. The decision of such nationally recognized accounting firm shall be conclusive and binding on both parties. Each of WMT and Star shall pay the costs and expenses of its own accountant and Star shall pay the costs of the nationally recognized accounting firm selected by both parties or their representatives (the "Independent Accountant); provided, however, that if a dispute arises that is resolved by the Independent Accountant and the amount of the Earn-Out Payment as calculated by the Independent Accountant exceeds by more than five percent (5%) the Calculation, WMT shall pay the costs and expenses of Star's and the Independent Accountant's costs and expenses.

     (d) During the period subsequent to Closing and ending on December 31, 1998, (i) WMT shall conduct its business in conformity with sound business practices and consistent with past practices and (ii) WMT shall not take any voluntary action for the purpose of preventing Star from being able to earn the Earn-Out Payments or avoiding or seeking to avoid the observance or performance of any of the terms under this Section 2.6, and shall at all times in good faith assist in carrying out all such action as may be reasonably necessary or appropriate in order to protect the rights of Star with respect to its ability to earn the Earn-Out Payments against impairment. Notwithstanding this paragraph (d), nothing contained herein shall require the officers and directors of WMT to maintain WMT's business in a manner or take actions that would violate their fiduciary duties to WMT and its shareholders.

     (e) If between the date hereof and December 31, 1998, WMT commences a voluntary case under the federal bankruptcy laws or a petition is filed against WMT under the federal bankruptcy laws and is not dismissed within ninety (90) days, Star shall be entitled to seek recovery of any Earn-Out Payments due as an unsecured creditor of WMT in the related bankruptcy proceedings.

     2.7 Closing Date. The Closing under this Agreement (the "Closing") shall be
         ------------
held not more than two (2) business days following the satisfaction of all conditions specified in this Agreement, unless duly waived by the party entitled to satisfaction thereof. In any event, if the Closing has not occurred on or before December 31, 1996, this Agreement may be terminated as provided in
Section 10.1(c). Such date on which the Closing is to be held is herein referred to as the "Closing Date." The Closing shall be held at the offices of Pillsbury Madison & Sutro LLP, 2700 Sand Hill Road, Menlo Park, California, at 10:00 A.M. on such date, or at such other time and place as WMT and Star may agree upon in writing.

     2.8 Escrow of Shares. Star agrees that ten percent (10%) of the WMT Common
         ----------------
issued to Star under Section 2.3 will be placed in escrow, as described in
Article 8 hereto, as security for indemnification as provided in Article 8 and for Star's obligations under Section 6.10 until one year following the Closing Date. On such date WMT, shall instruct the Escrow Agent to promptly deliver any share certificates to Star.

     2.9 Tax Treatment. The parties intend that the purchase and sale of the
         -------------
Purchased Assets and issuance of WMT Common in exchange therefor will be a reorganization within the meaning of section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

                                    ARTICLE 3

                   REPRESENTATIONS AND WARRANTIES OF STAR AND
                   ------------------------------------------
                              THE STAR SHAREHOLDERS
                              ---------------------

     Except as otherwise set forth in the disclosure schedule attached hereto as Exhibit B (the "Disclosure Schedule"), Star and each of the Star Shareholders represent and warrant to WMT as of the date hereof as follows:

     3.1 Organization. Star is a corporation duly organized, validly existing
         ------------
and in good standing under the laws of the State of California, and is not required to be qualified in any other jurisdiction except where the failure to be so qualified will not have a material adverse effect on Star and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     3.2 Capital Structure. The authorized capital stock of Star consists of
         -----------------
25,000,000 shares of Common Stock, without par value, and 1,000,000 shares of Preferred Stock, without par value. As of the date hereof and as of the Closing Date, 2,467,617 shares of Common Stock were issued and outstanding and no shares of Preferred Stock were issued and outstanding. Schedule 3.2 sets forth a true and complete list of holders of Star Common showing the number of shares held by each such shareholder.

     All of the outstanding Star Common was issued in compliance with applicable federal and state securities laws and regulations. All of the outstanding shares of Star Common are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, Star's Articles of Incorporation or Bylaws, or any agreement to which Star or any Star Shareholder is a party.

     3.3 Obligations With Respect to Capital Stock. There are no options,
         -----------------------------------------
warrants, calls, rights, commitments or agreements of any character to which Star is a party or by which it is bound obligating Star to issue any shares of capital stock of Star or obligating Star to grant, extend or enter into any such option, warrant, call, right, commitment or agreement. There are no voting trusts, proxies or other agreements with respect to the shares of capital stock of Star.

     3.4 Equity Investments. Star does not own any equity stock or interest,
         ------------------
directly or indirectly, in any corporation, partnership, joint venture, firm or other entity. Star has no Subsidiaries.

     3.5 Authority. Star and each Star Shareholder has all requisite corporate
         ---------
power and authority to enter into this Agreement and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Star. This Agreement has been duly executed and delivered by Star and the Star Shareholders, and constitutes the valid and binding obligation of Star and the Star Shareholders, enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement do not or will not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under
(a) any provision of the

Articles of Incorporation or Bylaws of Star or (b) any material agreement or instrument, permit, franchise, license, judgment or order, applicable to Star or the Star Shareholders or their respective properties or assets.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority (a "Governmental Entity"), is required by or with respect to Star or the Star Shareholders in connection with the execution and delivery of this Agreement by Star or the Star Shareholders or the consummation by Star or the Star Shareholders of the transactions contemplated hereby or thereby, except for such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws and the laws of any foreign country.

     3.6 Financial Statements. Star has furnished WMT with its audited statement
         --------------------
of income and retained earnings and statement of cash flows for the calendar years ended, and balance sheets at, June 30, 1994, 1995 and 1996, and its unaudited interim statement of income and retained earnings for the period ended, and balance sheet at, September 30, 1996. Within sixty (60) days following Closing, Star shall deliver to WMT the Closing Date Balance Sheet and statement of income and retained earnings for the period ended as of the Closing Date. The balance sheet at September 30, 1996 is hereinafter referred to as the "Star Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "Star Financial Statements." The Star Financial Statements have been and will be complete, true and accurate in all material respects and, except for any interim financial statements, have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved, and are or will be in accordance with Star's books and records, and fairly present the financial position of Star and the results of its operations as of the date and for the periods indicated thereon, subject in the case of the unaudited portion of the Star Financial Statements to normal year-end audit adjustments which will not be material and the absence of footnote disclosures. At the date of the Star Balance Sheet (the "Star Balance Sheet Date") and as of the Closing Date, Star had and will have no liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the Star Balance Sheet or Closing Balance Sheet or the accompanying notes thereto except for liabilities and obligations as may have arisen in the ordinary course of business prior to the date of said Balance Sheet and which, under GAAP, would not have been required to be reflected on such Balance Sheet and except for liabilities incurred in the ordinary course of business since the date of said Balance Sheet which are usual and normal in amount.

     3.7 Business Changes. Since June 30, 1996, except as otherwise contemplated
         ----------------
by this Agreement or as disclosed in writing to WMT, Star has conducted its business only in the ordinary and usual course and, without limiting the generality of the foregoing:

     (a) There have been no changes in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of Star which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets, prospects, properties or operations of Star, other than those proposed changes set forth on
Schedule 3.11.

     (b) Star has not issued, or authorized for issuance, or entered into any commitment to issue, any equity security, bond, note or other security of Star.

     (c) Star has not incurred debt for borrowed money, nor incurred any obligation or liability except in the ordinary and usual course of business and in any event not in excess of $5,000 for any single occurrence.

     (d) Star has not paid any obligation or liability, or discharged, settled or satisfied any claim, lien or encumbrance, except for current liabilities in the ordinary and usual course of business and in any event not in excess of $100,000 for any single occurrence.

     (e) Star has not declared or made any dividend, payment or other distribution on or with respect to any share of capital stock of Star.

     (f) Star has not purchased, redeemed or otherwise acquired or committed itself to acquire, directly or indirectly, any share or shares of capital stock of Star.

     (g) Star has not mortgaged, pledged, or otherwise encumbered any of its assets or properties, other than inventory sold in the normal course of business or accounts receivable.

     (h) Star has not disposed of, or agreed to dispose of, by sale, lease, license or otherwise, any asset or property, tangible or intangible, except, in the case of such other assets and property, in the ordinary and usual course of business, and in each case for a consideration believed to be at least equal to the fair value of such asset or property and in any event not in excess of $5,000 for any single item or $25,000 in the aggregate other than inventory sold or returned in the normal course of business.

     (i) Star has not purchased or agreed to purchase or otherwise acquire any securities of any corporation, partnership, joint venture, firm or other entity; Star has not made any expenditure or commitment for the purchase, acquisition, construction or improvement of a capital asset, except in the ordinary and usual course of business and in any event not in excess of $5,000 for any single item or $25,000 in the aggregate.

     (j) Star has not entered into any transaction or contract, or made any commitment to do the same, except in the ordinary and usual course of business.

     (k) Star has not sold, assigned, transferred or conveyed, or committed itself to sell, assign, transfer or convey, any Proprietary Rights (as defined in Section 3.18).

     (l) Star has not adopted or amended any bonus, incentive, profit-sharing, stock option, stock purchase, pension, retirement, deferred-compensation, severance, life insurance, medical or other benefit plan, agreement, trust, fund or arrangement for the benefit of employees of any kind whatsoever, nor entered into or amended any agreement relating to employment, services as an independent contractor or consultant, or severance or termination pay, nor agreed to do any of the foregoing.

     (m) Star has not effected or agreed to effect any change in its directors, officers or key employees.

     (n) Star has not effected or committed itself to effect any amendment or modification in its Articles of Incorporation or Bylaws, except as contemplated in this Agreement.

     3.8 Fixed Assets; Properties.
         ------------------------

     (a) Schedule 3.8 sets forth the real and personal property, including fixed assets and equipment, owned or leased by Star. The Star Balance Sheet reflects and the Closing Balance Sheet will reflect all of the personal property owned or leased and used by Star in its business or otherwise held by Star, except for
(i) property acquired or disposed of in the ordinary and usual course of the business of Star since the date of such Balance Sheet, and (ii) personal property not required under GAAP to be reflected thereon. Except as reflected in the notes to the Star and Closing Balance Sheets, Star has good and marketable title to all assets and properties listed on the Star and Closing Balance Sheets and thereafter acquired, free and clear of any imperfections of title, lien, claim, encumbrance, restriction, charge or equity of any nature whatsoever, except for the lien of current taxes not yet delinquent. The fixed assets described in Schedule 3.8 constitute all of the tangible personal property (other than inventory) currently used in the business. To the best of the Star Parties' knowledge, all of the fixed assets reflected on the Star and Closing Balance Sheets or thereafter acquired are in good condition and repair for the requirements of the business as presently conducted by Star.

     (b) Star has provided WMT with a full and complete list of all real and personal property leased by Star or under option to purchase by Star. All such property leased by Star is held under valid, subsisting and enforceable leases. To the best of the Star Parties' knowledge, the operations of Star thereon do not violate any applicable material building code, zoning requirement or classification, or pollution control ordinance or statute relating to the property or to such operations.

     (c) To the knowledge of Star or the Star Shareholders, there are no Hazardous Substances in, under or about the soil, sediment, surface water or groundwater on, under or around any properties at any time owned, leased or occupied by Star. Star has not disposed of any Hazardous Substances on or about such property. Star has not disposed of any materials at any site being investigated or remediated for contamination or possible contamination of the environment. "Hazardous Substances" shall mean any substance regulated or prohibited by any law or designated by any governmental agency to be hazardous, toxic, radioactive, regulated medical waste or otherwise a danger to health or the environment.

     (d) Star has conducted its business in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities relating to Hazardous Substances and the use, storage, treatment, disposal, transport, generation, release and exposure of others to Hazardous Substances. Star has not received any notice of any investigation, claim or proceeding against Star relating to Hazardous Substances and Star is not aware of any fact or circumstance which could involve Star in any environmental litigation, proceeding, investigation or claim or impose any environmental liability upon Star.

     3.9 Accounts Receivable; Notes Receivable. Schedule 2.1(b) contains a
         -------------------------------------
summary of the accounts receivable of Star as of September 30, 1996, together with an accurate aging of such accounts receivable. The accounts receivable set forth on Schedule 2.1(b) and those outstanding and unpaid as of the Closing Date that will be reflected in the Closing Date Balance Sheet (together the "Accounts Receivable") arose out of or will arise out of the bona fide furnishing of goods and services, each in the operation of the business of Star, and require or will require no additional performance by Star. The Accounts Receivable are collectible at their full amounts, subject only to amount of the bad debt allowance reflected on the Closing Balance Sheet. Except as set forth on
Schedule 2.1(b), the notes receivable are obligations of current customers of Star, whether on an open account or cash on delivery basis, and there are no disputes between Star and any obligor under any such note receivable with respect to the amount owing or the payment terms thereunder. Star has provided WMT with accurate information concerning amounts and aging of Accounts Receivable and with an accurate customer list of Star.

     3.10 Taxes. Star has accurately and completely filed with the appropriate
          -----
United States, state, local and foreign governmental agencies all tax returns and reports required to be filed (subject to permitted extensions applicable to such filings), and has paid or accrued in full all taxes shown as owing on such tax returns, duties, charges, withholding obligations and other governmental liabilities as well as any interest, penalties, assessments or deficiencies, if any, due to, or claimed to be due by, any governmental authority (including taxes on properties, income, franchises, licenses, sales and payrolls). (All such items are collectively referred to herein as "Taxes"). The Star and Closing Balance Sheets fully accrue or reserve or will fully accrue or reserve all current and deferred Taxes. Star is not a party to any pending action or proceeding, nor to the Star Parties' knowledge is any such action or proceeding threatened by any governmental authority for the assessment or collection of Taxes. No liability for Taxes has been incurred other than in the ordinary course of business. There are no liens for Taxes except for liens for property taxes not yet delinquent. Star is not a party to any Tax sharing, Tax allocation, Tax indemnity or statute of limitations extension or waiver agreement, and in the past five (5) years has not been included on any consolidated combined or unitary return with any other entity.

     3.11 Compensation. Since June 30, 1996, Star has not paid or committed
          ------------
itself to pay to or for the benefit of any of its directors, officers, employees or shareholders any compensation of any kind other than wages, salaries and benefits at the times and rates in effect on Schedule 3.11, nor has it effected or agreed to effect any amendment or supplement to any employee profit sharing, stock option, stock purchase, pension, bonus, incentive, retirement, medical reimbursement, life insurance, deferred compensation or any other employee benefit plan or arrangement except as set forth on Schedule 3.11. Star does not have any bonus plan or obligations with respect to any bonus plan, except as set forth in Schedule 3.11. Star has provided in Schedule 3.11 a full and complete list of all directors, officers, employees or consultants of Star as of the date set forth thereon, specifying their names and job designations, their dates of hire, the total amount paid or payable as wages, salaries or other forms of direct compensation, and the basis of such compensation, whether fixed or commission or a combination thereof.

     3.12 Compliance with Law. All material licenses, franchises, permits,
          -------------------
clearances, consents, certificates and other evidences of authority of Star which are necessary to the conduct of Star's business ("Permits") are in full force and effect and Star is not in violation of any Permit in any material respect. Except for possible exceptions, the curing or noncuring of which would not have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of Star, the business of Star has been conducted in accordance with all applicable laws, regulations, orders and other requirements of governmental authorities.

     3.13 Litigation. Except for litigation initiated by Star relating to
          ----------
collections, there is no claim, dispute, action, proceeding, notice, order, suit, appeal or investigation, at law or in equity, pending against Star, or involving any of its assets or properties, before any court, agency, authority, arbitration panel or other tribunal (other than those, if any, with respect to which service of process or similar notice has not yet been made on Star), and none have been threatened. The Star and the Star Shareholders are aware of no facts which, if known to shareholders, customers, governmental authorities or other persons, would result in any such claim, dispute, action, proceeding, suit or appeal or investigation which would have a material adverse effect on the condition (financial or otherwise), business, net worth, assets, prospects, properties or operations of Star. Star is not subject to any order, writ, injunction or decree of any court, agency, authority, arbitration panel or other tribunal, nor is it in default with respect to any notice, order, writ, injunction or decree.

     3.14 Contracts. Star has provided WMT with a complete list in Schedule 3.14
          ---------
of each executory contract and agreement in the following categories to which Star is a party, or by which it is bound in any respect, (a) agreements for the purchase, sale, lease or other disposition of equipment, goods, materials, research and development, supplies, studies or capital assets, or for the performance of services, in any case involving more than $5,000; (b) contracts or agreements for the joint performance of work or services, and all other joint venture agreements; (c) management or employment contracts, consulting contracts, collective bargaining contracts, termination and severance agreements; (d) notes, mortgages, deeds of trust, loan agreements, security guarantees, debentures, indentures, credit agreements and other evidences of indebtedness; (e) pension, retirement, profit-sharing, deferred compensation, bonus, incentive, life insurance, hospitalization or other employee benefit plans or arrangements (including, without limitation, any contracts or agreements with trustees, insurance companies or others relating to any such employee benefit plan or arrangement); (f) stock option, stock purchase, warrant, repurchase or other contracts or agreements relating to any share of capital stock of Star; (g) contracts or agreements with agents, brokers, consignees, sales representatives or distributors; (h) contracts or agreements with any director, officer, employee, consultant or shareholder; (i) powers of attorney or similar authorizations granted by Star to third parties;
(j) licenses, sublicenses, royalty agreements and other contracts or agreements to which Star is a party, or otherwise subject, relating to technical assistance or to Proprietary Rights as defined below; and (k) other material contracts.

     Star has not entered into any contract or agreement containing covenants limiting the right of Star or the Star Shareholders to compete in any business or with any person. As used in this Agreement, the terms "contract" and "agreement" include every contract, agreement, commitment, understanding and promise, whether written or oral.

     3.15 No Default.
          ----------

     (a) Each of the contracts, agreements or other instruments referred to in
Section 3.14 of this Agreement and each of the standard customer agreements or contracts of Star is a legal, binding and enforceable obligation by or against Star, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity). To the Star Parties' knowledge, no party with whom Star has an agreement or contract is in default thereunder or has breached any term or provision thereof which is material to the conduct of Star's business.

     (b) Star has performed, or is now performing, the obligations of, and Star is not in material default (or would by the lapse of time and/or the giving of notice be in material default) in respect of, any contract, agreement or commitment binding upon it or its assets or properties and material to the conduct of its business. No third party has raised any claim, dispute or controversy with respect to any of the executory contracts of Star, nor has Star received written notice or warning of alleged nonperformance, delay in delivery or other noncompliance by Star with respect to its obligations under any of those contracts, nor are there any facts which exist indicating that any of those contracts may be totally or partially terminated or suspended by the other parties thereto.

     3.16 Business and Customers. Schedule 3.16 is a list of all of Star's customers from whom more than $10,000 in revenues were received in the ten (10) months ended September 30, 1996.

     3.17 Inventories. The inventories of Star consist of items of a quality and
          -----------
quantity usable and salable (within less than six months from the date of Closing) in the normal course of the business, subject to balance sheet reserves. A summary of inventory on hand as of September 30, 1996 is set forth in Schedule 2.1(a). All inventory on hand at Closing will be set forth on the Closing Balance Sheet. All items included in such inventories are owned by Star. No items included in the Inventories have been pledged as collateral or are held by Star on consignment from others. All the Inventories reflected on the balance sheets included in the Financial Statements and on the books of Star are based on quantities determined from month-end physical count, and are valued in the Financial Statements at the lower of cost (last-in, first-out) or market and on a basis consistent with that of prior periods.

     3.18 Proprietary Rights.
          ------------------

     (a) Star has provided WMT with a complete list in writing in Schedule 3.18 of all computer software, software programs, patents and applications for patents, trademarks, trade names, service marks, and copyrights, and applications therefor, owned or used by Star or in which it has any rights or licenses, except for software used by Star and generally available on the commercial market. Star has provided WMT with a complete and accurate description in Schedule 3.18 of all agreements of Star with each officer, employee or consultant of Star providing Star with title and ownership to patents, patent applications, trade secrets and inventions developed or used by Star in its business. All of such agreements so described are valid, enforceable and legally binding, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar laws affecting the rights of creditors or availability of rules of law governing specific performance, injunctive relief or other equitable remedies (regardless of whether any such remedy is considered in a proceeding at law or in equity).

     (b) Star owns or possesses licenses or other rights to use all computer software, software programs, patents, patent applications, trademarks, trademark applications, trade secrets, service marks, trade names, copyrights, inventions, drawings, designs, customer lists, proprietary know-how or information, or other rights with respect thereto (collectively referred to as "Proprietary Rights"), used in the business of Star, and the same are sufficient to conduct Star's business as it has been and is now being conducted.

     (c) The operations of Star do not conflict with or infringe, and no one has asserted to Star or any Star Shareholder that such operations conflict with or infringe, on any Proprietary Rights, owned, possessed or used by any third party. There are no claims, disputes, actions, proceedings, suits or appeals pending against Star with respect to any Proprietary Rights (other than those, if any, with respect to which service of process or similar notice may not yet have been made on Star), and, none has been threatened against Star. To the knowledge of Star and the Star Shareholders, there are no facts or alleged facts which would reasonably serve as a basis for any claim that Star does not have the right to use, free of any rights or claims of others, all Proprietary Rights in the development, manufacture, use, sale or other disposition of any or all products or services presently being used, furnished or sold in the conduct of the business of Star as it has been and is now being conducted.

     (d) To the Star Parties' knowledge, no employee of Star is in violation of any term of any employment contract, proprietary information and inventions agreement, non-competition agreement, or any other contract or agreement relating to the relationship of any such employee with Star or any previous employer.

     3.19 Insurance. Star has provided WMT with a complete list in Schedule 3.19
          ---------
of all policies of insurance to which Star is a party or is a beneficiary or named insured. Star has in full force and effect, with all premiums due thereon paid, the policies of insurance set forth therein. All the insurable properties of Star are insured in amounts and coverage and against risks and losses which are adequate and usually insured against by persons holding or operating similar properties in similar businesses. There were no claims in excess of $10,000 asserted under any of the insurance policies of Star in respect of all motor vehicle, general liability, professional liability, errors and omissions, and worker's compensation claims, nor medical claims in excess of $25,000 for the period from January 1, 1993 to the date of this Agreement.

     3.20 Bank Accounts. Star has furnished to WMT a true and correct list in
          -------------
Schedule 3.20 setting forth the names and addresses of all banks, other institutions and state governmental departments at which Star has accounts, deposits or safety deposit boxes, or special deposits required to be held by such state governmental departments with the nature of such account and the names of all persons authorized to draw on or give instructions with respect to such accounts or deposits, or to have access thereto, and the names and addresses of all persons, if any, holding a power-of-attorney on behalf of Star. All cash in such accounts is held in demand deposits and is not subject to any restriction or limitation as to withdrawal.

     3.21 Brokers or Finders. Except for dealings with Bentley, Hall, Von Gehr
          ------------------
International, which was retained by WMT, Star has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Star has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     3.22 Related Parties. No officer or director of Star, or any Affiliate of
          ---------------
any such person, has, either directly or indirectly, (a) an interest in any corporation, partnership, firm or other person or entity which currently furnishes or sells services or products which are similar to those furnished or sold by Star, or (b) a beneficial interest in any contract or agreement to which Star is a party or by which Star may be bound. For purposes of this Section 3.22, there shall be disregarded any interest which arose solely from the ownership of less than a two percent (2%) equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

     3.23 Certain Advances. There are no receivables of Star owing from
          ----------------
directors, officers, employees, consultants or shareholders of Star, or owing by any affiliate of any director or officer of Star, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses which are not in excess of $2,500 for any one individual.

     3.24 Union Activities. None of the employees of Star are represented by any
          ----------------
union or are parties to any collective bargaining arrangement, and no attempts are being made to organize or unionize any of the Star employees.

     3.25 ERISA. Schedule 3.25 hereto lists all employee pension benefit plans,
          -----
multi-employer plans and employee welfare benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering active, former or retired employees of Star. Star has furnished to WMT copies or descriptions of each employment, severance or other similar contract, arrangement or policy and each plan, agreement, policy or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), vacation benefits, severance benefits, disability benefits, early retirement benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of compensation or post-retirement benefits.

     3.26 Underlying Documents. Copies of any underlying documents listed or
          --------------------
described as having been disclosed to WMT pursuant to this Agreement have been furnished to WMT. All such documents furnished to WMT are true and correct copies, and there are no amendments or modifications thereto that have not been disclosed to WMT. The minute books of Star contain complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of Star.

     3.27 Full Disclosure. Any information furnished by Star to WMT in writing
          ---------------
pursuant to this Agreement (including the Schedules hereto), at any time prior to the Closing Date, does not and will not contain any untrue statement of a material fact and does not and will not omit to state any material fact necessary to make any statement, in light of the circumstances under which such statement is made, not misleading.

     3.28 Accounts Payable. Schedule 2.1(h) contains a summary of the accounts
          ----------------
payable of Star as of September 30, 1996, together with an accurate aging of such accounts payable. Those accounts payable and those outstanding on the Closing Date that will be reflected in the Closing Date Balance Sheet (collectively, the "Accounts Payable") arose or will arise in the normal and ordinary course of the business of Star. Except as set forth on Schedule 2.1(h), the Accounts Payable are not past due and there are no collection actions currently pending with respect to such Accounts Payable.

     3.29 Liabilities. Except as disclosed in the Star Financial Statements or
          -----------
in Schedule 3.29, there are no liabilities or obligations of any nature to which Star is subject, whether absolute, accrued, contingent or otherwise, and whether due or to become due that would have a material adverse impact on WMT or on the Purchased Assets. Furthermore, Star and the Star Shareholders know of no basis for any assertion against Star of any such liability or obligation not fully disclosed in the Star Financial Statements or in Schedule 3.29. Except as otherwise disclosed in Schedule 3.29, the Star Financial Statements do not contain any items of special or nonrecurring income or any other income not earned in the ordinary course of business, except as expressly disclosed therein.

     3.30 Restricted Securities. Except as otherwise provided by Sections 6.3
          ---------------------
and 6.10 hereof, the Star Shareholders understand that the WMT Common may not be sold, transferred or otherwise disposed of without registration under the Securities Act of 1933, as amended (the "Securities Act") or an exemption therefrom, and that in the absence of an effective registration statement covering the WMT Common or an available exemption from registration under the Securities Act, the WMT Common must be held indefinitely. In particular, each of the Star Shareholders is aware that the WMT Common may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of that Rule are met.

     3.31 Purchase Entirely for Own Account. Except as otherwise provided by
          ---------------------------------
Sections 6.3 and 6.10 hereof, this Agreement is made with each Star Shareholder in reliance upon such Star Shareholder's representation to WMT, which by such Star Shareholder's execution of this Agreement such Star Shareholder hereby confirms, that the WMT Common to be purchased by such Star Shareholder will be acquired for investment for such Star Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and that such Star Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each Star Shareholder further represents that such Star Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the WMT Common.

                                    ARTICLE 4

                      REPRESENTATIONS AND WARRANTIES OF WMT
                      -------------------------------------

     Except as contemplated by this Agreement, WMT represents and warrants to Star and the Star Shareholders as of the date hereof as follows:

     4.1 Organization. WMT is a corporation duly incorporated, validly existing
         ------------
and in good standing under the laws of California. WMT is duly qualified to do business and is in good standing in its state of incorporation and in each other jurisdiction in which it owns or leases property or conducts business, except where the failure to be so qualified would not have a material adverse effect on the business of WMT. WMT has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and possesses all licenses, franchises, rights and privileges material to the conduct of its business.

     4.2 Authority. WMT has all requisite corporate power and authority to enter
         ---------
into this Agreement and the related agreements contemplated herein, and, subject to satisfaction of the conditions set forth herein, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of WMT. This Agreement has been duly executed and delivered by WMT and constitutes the valid and binding obligation of WMT enforceable in accordance with its terms, subject to the effect of applicable bankruptcy, insolvency, reorganization or other similar federal or state laws affecting the rights of creditors and the effect or availability of rules of law governing specific performance, injunctive relief or other equitable remedies. Provided the conditions set forth in Article 7 are satisfied, the execution and delivery of this Agreement do not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation under (a) any provision of the Articles of Incorporation or Bylaws of WMT, or (b) any material agreement or instrument, permit, license, judgment, order, statute, law, ordinance, rule or regulation applicable to WMT or its properties or assets, other than any such conflicts, violations, defaults, terminations, cancelations or accelerations which individually or in the aggregate would not have a material adverse effect on WMT.

     No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by or with respect to WMT in connection with the execution and delivery of this Agreement by WMT or the consummation by WMT of the transactions contemplated hereby or thereby, except for (i) such consents, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable state securities laws, (ii) the approval of the California Department of Corporations and (iii) the listing of the WMT Common on The Nasdaq Stock Market.

     4.3 Capital Structure. The authorized capital stock of WMT consists of
         -----------------
10,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock, no par value. As of November 5, 1996, 4,241,277 shares of Common Stock were issued and outstanding. No shares of Preferred Stock are outstanding.

     All of the outstanding shares of Common Stock are, and any shares of Common Stock issuable upon exercise of any WMT Option, when issued pursuant to such exercise, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, WMT's Articles of Incorporation or Bylaws or any agreement to which WMT is a party or is bound.

     4.4 Financial Statements. WMT has furnished to Star its audited
         --------------------
consolidated statement of operations, statement of stockholders' equity and statement of cash flows for the three (3) fiscal years ended December 31, 1995 and WMT's audited consolidated balance sheet at December 31, 1995; and the unaudited consolidated statement of operations and statement of cash flows for the nine (9) months ended September 30, 1996 and the unaudited consolidated balance sheet at September 30, 1996. WMT will furnish to Star as soon as available its audited consolidated financial statements for the fiscal year ended December 31, 1996. The balance sheet at September 30, 1996 is hereinafter referred to as the "WMT Balance Sheet," and all such financial statements are hereinafter referred to collectively as the "WMT Financial Statements." The WMT Financial Statements have been and will be prepared in accordance with GAAP applied on a consistent basis during the periods involved, and fairly present and will present the consolidated financial position of WMT and the results of its operations as of the date and for the periods indicated thereon. At the date of the WMT Balance Sheet (the "WMT Balance Sheet Date"), neither WMT nor its consolidated subsidiaries had any liabilities or obligations, secured or unsecured (whether accrued, absolute, contingent or otherwise) not reflected on the WMT Balance Sheet or the accompanying notes thereto except for liabilities and obligations as may have arisen in the ordinary course of business a result of the sale of the semiconductor business and resultant reorganization prior to the date of said Balance Sheet and which, under GAAP, would not have been required to be reflected on such Balance Sheet and except for liabilities incurred in the ordinary course of business since the date of said balance sheet which are usual and normal in amount and type.

     4.5 SEC Documents. WMT has furnished to Star a true and complete copy of
         -------------
WMT's Form 10-K for the year ended December 31, 1995, Form 10-Q for each of the quarters ended March 31, 1996, June 30, 1996 and September 30, 1996, and Notice of Annual Meeting and Proxy Statement for WMT's 1996 Annual Meeting, (the "WMT SEC Documents"). As of their respective filing dates, the WMT SEC Documents comply or will comply in all material respects with the requirements of the Securities Exchange Act of 1934 or the Securities Act, and none of the WMT SEC Documents contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except to the extent corrected by a subsequently filed WMT SEC Document.

     4.6 No Conflict. The execution and delivery of this Agreement by WMT and
         -----------
the performance of WMT's obligations hereunder, (i) are not in violation or breach of, and will not conflict with or constitute a default under, any of the terms of the Articles of Incorporation or Bylaws of WMT or any of its Subsidiaries, or any material contract, agreement or commitment binding upon WMT or any of its assets or properties; (ii) will not result in the creation or imposition of any lien, encumbrance, equity or restriction in favor of any third party upon any of the assets or properties of WMT; and (iii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over WMT or any of its assets or properties. The consent of WMT's lenders is required to consummate the transactions contemplated herein pursuant to the terms of its existing credit agreement.

     4.7 Shares of Common Stock. The shares of WMT Common will, when issued and
         ----------------------
delivered to the shareholders of Star in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     4.8 Brokers or Finders. Except for Bentley, Hall, Von Gehr International,
         ------------------
WMT has not dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Except with respect to Bentley, Hall, Von Gehr International, WMT has not incurred, and shall not incur, directly or indirectly, any liability for any brokerage or finders' fees or agents commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

     4.9 Business Changes. Since September 30, 1996, there have been no changes
         ----------------
in the condition (financial or otherwise), business, net worth, assets, properties, employees, operations, obligations or liabilities of WMT which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the condition, business, net worth, assets, prospects, properties or operations of WMT.

     4.10 Shares of Common Stock. The shares of WMT Common will, when issued and
          ----------------------
delivered to Star in accordance with this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

     4.11 Rule 144. Subject to Section 6.7 hereof, Star and Star Shareholders
          --------
will have the right to sell the shares of WMT Common received by it under this Agreement pursuant to the terms and conditions of Rules 144 and 145 under the Securities Act and the holding period requirement of Rule 144(d) shall not apply to such shares. At Closing, WMT will provide a letter from its counsel addressed to Star specifying the method and requirements for transfer of the WMT Common pursuant to Rules 144 and 145; provided, however, notwithstanding any provision of this Agreement to the contrary, a distribution of the WMT Common to the Star Shareholders upon the dissolution, or winding up of Star will not be prohibited.

                                    ARTICLE 5

                    COVENANTS RELATING TO CONDUCT OF BUSINESS
                    -----------------------------------------

     During the period from the date hereof, and continuing until the Closing Date, unless earlier terminated in accordance with Section 10.1, Star and the Star Shareholders covenant, and agree with WMT that:

     5.1 Conduct of Business in Normal Course. Star shall carry on the business
         ------------------------------------
and its activities diligently and in the ordinary course and shall not make or institute any unusual or novel methods of purchase, sale, lease, management, accounting or operation that will vary materially from the methods used by Star as of June 30, 1996. Star shall maintain the nature and quantities of inventories for the business in a normal and customary manner consistent with prior practice.

     5.2 Preservation of Business and Relationships. Star shall use its best
         ------------------------------------------
efforts to preserve its business organization intact, to keep available its present employees, and to preserve its present relationships with suppliers, customers and others having business relationships with it.

     5.3 Maintenance of Insurance. Prior to the Closing, Star shall maintain in
         ------------------------
effect all insurance covering the business. If the Closing shall occur after a renewal date for any such insurance, Star shall renew the insurance on the same or substantially similar terms, limits of liability and other conditions.

     5.4 Employees and Compensation. Star shall not do, or agree to do, any of
         --------------------------
the following acts: (a) grant any increase in salaries payable or to become payable to any employee, sales agent or representative; or (b) except as set forth on Schedule 3.11, increase benefits payable to any employee, sales agent or representative under any executive compensation, bonus, pension, profit-sharing, retirement, deferred compensation, severance, employee stock option or stock purchase, group life, health and other employee benefit plans, arrangements, practices or commitments. Star shall provide WMT with reasonable access to its employees during normal business hours.

     5.5 Dividends; Changes in Stock. Star shall not and shall not propose to
         ---------------------------
(a) declare or pay any dividends on or make other distributions in respect of any of its capital stock, (b) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of Star, or (c) repurchase or otherwise acquire any shares of its capital stock or rights to acquire any shares of its capital stock.

     5.6 Issuance of Securities. Star shall not issue, deliver, or sell or
         ----------------------
authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock of any class or securities convertible into, or rights, warrants or options to acquire, any such shares or other convertible securities.

     5.7 Governing Documents. Star shall not amend its Articles of Incorporation
         -------------------
or Bylaws.

     5.8 No Other Bids. Neither the Star Shareholders, Star nor any of their
         -------------
respective directors, officers or agents, will, directly or indirectly, solicit or initiate or encourage any discussions or negotiations with, or participate in any negotiations with or provide any information to or otherwise cooperate in any other way with any corporation, partnership, person or other entity or group (other than WMT) concerning any merger, sale of substantial assets, sale of shares of capital stock or any division of Star or control thereof (collectively an "Acquisition Transaction"). WMT shall be promptly notified in writing by

Star of any of the events referred to in this Section 5.8 including a summary of the material terms of any other bid.

     5.9 No Acquisitions. Star shall not (a) acquire or agree to acquire by
         ---------------
merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or (b) otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to Star except in the ordinary course of business consistent with prior practice.

     5.10 No Dispositions. Except with contemporaneous notice to WMT, Star shall
          ---------------
not lease or otherwise dispose of any of its assets (other than the sale of inventory in the ordinary course of business), individually or in the aggregate, except in the ordinary course of business consistent with prior practice and in any event not in excess of $5,000 for any single item or more than $25,000 in the aggregate.

     5.11 Indebtedness. Except with contemporaneous notice to WMT, Star shall
          ------------
not incur any indebtedness for borrowed money in an amount exceeding $5,000 or guarantee any such indebtedness or issue or sell any debt securities of Star or guarantee any debt securities of others except in connection with the purchase of inventory pursuant to the existing bank line of credit.

                                    ARTICLE 6

                              ADDITIONAL AGREEMENTS
                              ---------------------

     6.1 Access to Information. Star shall afford to WMT and shall cause its
         ---------------------
independent accountants to afford to WMT, and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Closing Date to Star's properties, books, contracts, commitments and records and to the independent accountants reasonable access to the audit work papers and other records of Star's accountants. During such period, Star shall use reasonable efforts to furnish promptly to WMT (a) a copy of each report, schedule and other document filed or received by Star during such period pursuant to the requirements of federal and state securities laws and (b) all other information concerning the business, properties and personnel of Star as WMT may reasonably request. WMT will not use such information for purposes other than this Agreement and will otherwise hold such information in confidence (and WMT will cause its consultants and advisors also to hold such information in confidence). From and after the Closing Date, WMT will provide Star or the Star Shareholders reasonable access to the books and records to the extent necessary for such persons to respond to a tax audit or in the event of any governmental action or the defense or prosecution of any litigation.

     6.2 Legal Conditions. Each party will take all reasonable actions necessary
         ----------------
to comply promptly with all legal requirements which may be imposed on such party with respect to this Agreement and will promptly cooperate with and furnish information to the other party in connection with any such requirements imposed upon such other party or any Subsidiary of such other party in connection with this Agreement. Each party will take, and will cause its Subsidiaries to take, all reasonable actions to obtain (and to cooperate with the other party and its Subsidiaries in obtaining) any consent, authorization, order or approval of, or any exemption by, any governmental authority, or other third party, required to be obtained or made by such party or its Subsidiaries (or by the other party or its Subsidiaries) in connection with this Agreement or the taking of any action contemplated thereby.

     6.3 3(a)(10) Fairness Hearing. As promptly as practicable, WMT, with the
         -------------------------
cooperation of Star, shall prepare and file a permit application under Section 25113 of the California Corporations Code with the California Department of Corporations with respect to the transactions contemplated by this Agreement and WMT shall request a fairness hearing pursuant to Section 25142 of the California Corporations Code. WMT shall pay all of the costs and expenses associated with the fairness hearing, other than the legal expenses and disbursements of counsel which are discussed at Article 9. WMT shall also take any action required to be taken to cause the WMT Common to be issued in this transaction to be listed on The Nasdaq Stock Market. Star shall use its best efforts to furnish to WMT all information concerning Star and the holders of its outstanding securities as may be reasonably requested in connection with any action contemplated by this
Section 6.3.

     6.4 Good Faith. Each party shall act in good faith in an attempt to cause
         ----------
to be satisfied all the conditions precedent to its obligations and those of the other parties to this Agreement over which it has control or influence. Each party will act in good faith and take all reasonable action within its capability necessary to render accurate as of the Closing Date its representations and warranties contained in this Agreement.

     6.5 WMT Governing Documents. WMT agrees that, prior to the Closing, it will
         -----------------------
give Star prompt notice of any amendment to its Articles of Incorporation or Bylaws.

     6.6 Current Available Information. From and after the Closing Date, and for
         -----------------------------
so long as is necessary in order to permit Star to sell the WMT Common pursuant to Rule 144 under the Securities Act, WMT will use its best efforts to file on a timely basis all reports required to be filed by it pursuant to Section 13 of the Securities Exchange Act of 1934, as amended, referred to in paragraph (c)(1) of Rule 144 under the Securities Act. WMT is under no obligation to register the sale, transfer or other disposition of any WMT Common by or on behalf of Star or to take any other action necessary in order to make compliance with an exemption from registration available except as expressly provided for in this Agreement.

     6.7 Legend; Stop Transfer Instructions. Star understands and agrees that:
         ----------------------------------

          (1) the WMT Common will bear the following legend:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT OF 1933 OR THE SECURITIES LAWS OF ANY STATE, AND MAY BE OFFERED AND SOLD ONLY IF REGISTERED AND QUALIFIED PURSUANT TO THE RELEVANT PROVISIONS OF FEDERAL AND STATE SECURITIES LAWS OR IF THE COMPANY IS PROVIDED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY THAT REGISTRATION AND QUALIFICATION UNDER FEDERAL AND STATE SECURITIES LAWS IS NOT REQUIRED.

; and

          (2) stop transfer instructions will be given to WMT's transfer agent with respect to certificates evidencing the WMT Common. WMT agrees to remove promptly such stop transfer instructions and legend upon full compliance with this Agreement by the undersigned, including, without limitation, a sale or transfer of WMT Common in accordance with Rules 144 and 145.

     6.8 Retention and Motivation Program. After consultation with Star, WMT
         --------------------------------
will establish a program to address the retention and motivation of those Star employees listed on Schedule 7.1(f).

     6.9 Collection of Accounts Receivable; Sale of Inventory. In the event WMT,
         ----------------------------------------------------
using normal collection and sales practices, has not on or prior to six months from Closing collected of the Accounts Receivable an amount equal to or greater than the amount set forth on the Closing Date Balance Sheet for the Accounts Receivable balance (minus any allowance for doubtful accounts) or sold the Inventory reflected on Closing Date Balance Sheet (except for Inventory identified on Schedule 6.9), Star shall remit to WMT within thirty (30) days after six months from the Closing Date (the "Collection Period") the uncollected amount of such accounts or the value of such Inventory, against WMT's assignment to Star of the applicable uncollected Accounts Receivable and unsold Inventory. Inventory that is returned to and accepted by the vendor in accordance with Star's stock rotation rights and limits will not be subject to this Section 6.9. In satisfaction of its obligations hereunder, Star may deliver shares of WMT Common to WMT, valued in accordance with the provisions of 8.6(b). WMT may make a claim against the Escrow for any amounts owed to WMT under this Section 6.9, but it shall not be WMT's sole remedy.

     6.10 Registration Rights. WMT and the Star Shareholders shall enter into
          -------------------
the Registration Rights Agreement in the form attached hereto as Exhibit 6.10.

                                    ARTICLE 7

                              CONDITIONS PRECEDENT
                              --------------------

     7.1 Conditions to Obligations of WMT and the Star Parties. The obligations
         -----------------------------------------------------
of WMT and the Star Parties to consummate this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions unless waived by both WMT and Star:

     (a) Government Approvals. All authorizations, consents, orders or approvals
         --------------------
of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental authority necessary for the consummation of the transactions contemplated by this Agreement including, but not limited to, the approval of the California Department of Corporations and the requirements of applicable federal or state securities laws and The Nasdaq Stock Market, shall have been filed, occurred or been obtained.

     (b) Shareholder Approval. The consent of the Star Shareholders to the
         --------------------
consummation of the transactions contemplated by this Agreement shall have been obtained.

     (c) Third-Party Approvals. Any and all consents or approvals required from
         ---------------------
third parties relating to contracts, agreements, licenses, leases and other instruments, material to the respective businesses of WMT and Star shall have been obtained.

     (d) Legal Action. No temporary restraining order, preliminary injunction or
         ------------
permanent injunction or other order preventing the consummation of this Agreement shall have been issued by any federal or state court and remain in effect, and no litigation seeking the issuance of such an order or injunction, shall be pending which, in the good faith judgment of Star or WMT has a reasonable probability of resulting in such order, injunction or damages.

     (e) Securities Laws. WMT shall have received any and all permits,
         ---------------
authorizations, approvals and orders under federal and state securities laws for the issuance of the WMT Common, including, without limitation, approval of the California Commissioner of Corporations pursuant to Sections 25110 and 25142 of the California Corporate Securities Laws without the imposition of any conditions adverse to WMT or which would require WMT to amend its Articles of Incorporation, Bylaws or any contract. THE SALE OF THE SECURITIES WHICH ARE THE SUBJECT OF THIS AGREEMENT HAS NOT BEEN QUALIFIED WITH THE COMMISSIONER OF CORPORATIONS OF THE STATE OF CALIFORNIA AND THE ISSUANCE OF SUCH SECURITIES OR THE PAYMENT OR RECEIPT OF ANY PART OF THE CONSIDERATION THEREFOR PRIOR TO SUCH QUALIFICATION IS UNLAWFUL, UNLESS THE SALE OF SECURITIES IS EXEMPT FROM THE QUALIFICATION BY SECTIONS 25100, 25102, OR 25105 OF THE CALIFORNIA CORPORATIONS CODE. THE RIGHTS OF ALL PARTIES TO THIS AGREEMENT ARE EXPRESSLY CONDITIONED UPON SUCH QUALIFICATION BEING OBTAINED, UNLESS THE SALE IS SO EXEMPT.

     (f) Employment Agreements. Each of the Star employees designated in Exhibit
         ---------------------
7.1(f) hereto shall have entered into an employment agreement with WMT, a form of which is also contained in Exhibit 7.1(f).

     7.2 Conditions to Obligations of WMT. The obligations of WMT to consummate
         --------------------------------
this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, unless waived by WMT:

     (a) Representations and Warranties. The representations and warranties of
         ------------------------------
Star and the Star Shareholders set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and WMT shall have received a certificate or certificates signed by the chief executive officer of Star to such effect.

     (b) Due Diligence. WMT shall have completed its due diligence investigation
         -------------
of Star to its good faith satisfaction.

     (c) Performance of Obligations. Star and the Star Shareholders shall have
         --------------------------
performed all obligations required to be performed by each under this Agreement prior to the Closing Date, and WMT shall have received a certificate signed by the chief executive officer of Star to such effect.

     (d) Opinion of Star's Counsel. WMT shall have received an opinion dated as
         -------------------------
of the Closing Date of Roger L. Neu, Esq., counsel to Star, in substantially the form attached hereto as Exhibit 7.2(c).

     (e) Financial Statements. Until the Closing Date, Star's Financial
         --------------------
Statements for each month after September 30, 1996, shall be delivered to WMT as soon as practicable thereafter.

     (f) No Material Adverse Change. There shall have been no changes in the
         --------------------------
condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of Star which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business, or operations of Star on a consolidated basis.

     (g) Non-Compete Arrangements. Each of the Star Shareholders designated on
         ------------------------
Exhibit 7.1(f) shall have entered into a covenant not to compete, a form of which is attached hereto as Exhibit 7.2(h).

     (h) Escrow Agreement. WMT, First Trust of California, N.A., Star and the
         ----------------
Star Shareholders shall have entered into the Escrow Agreement, a form of which is attached hereto as Exhibit 8.2.

     7.3 Conditions to Obligations of the Star Parties. The obligations of the
         ---------------------------------------------
Star Parties to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of the following additional conditions unless waived by Star:

     (a) Representations and Warranties. The representations and warranties of
         ------------------------------
WMT set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as if made at and as of the Closing Date, except as otherwise contemplated by this Agreement, and Star shall have received a certificate signed by the chief executive officer and the chief financial officer of WMT to such effect.

     (b) Performance of Obligations of WMT. WMT shall have performed in all
         ---------------------------------
material respects all obligations required to be performed by it under this Agreement prior to the Closing Date, and Star shall have received a certificate signed by the chief financial officer of WMT to such effect.

     (c) Opinion of WMT's Counsel. Star shall have received an opinion dated the
         ------------------------
Closing Date of Pillsbury Madison & Sutro LLP, outside counsel to WMT, in substantially the form attached hereto as Exhibit 7.3(c).

     (d) No Material Adverse Change. Since September 30, 1996 there shall have
         --------------------------
been no changes in the condition (financial or otherwise), business, prospects, employees, operations, obligations or liabilities of WMT which, in the aggregate, have had or may be reasonably expected to have a materially adverse effect on the financial condition, business or operations of WMT.

     (e) Nasdaq Listing Application. The additional listing application filed
         --------------------------
with The Nasdaq Stock Market with respect to the WMT shares to be issued at the Closing shall have been approved and such shares listed for trading on The Nasdaq Stock Market.

     (f) Escrow Agreement. WMT shall have signed the Escrow Agreement.
         ----------------

     7.4 Best Efforts. All the parties hereto shall use their respective best
         ------------
efforts to cause the Closing Date to be not later than December 31, 1996.

                                    ARTICLE 8

                           INDEMNIFICATION AND ESCROW
                           --------------------------

     8.1 Indemnification by Star and the Star Shareholders.
         -------------------------------------------------

     (a) Star and each Star Shareholder, severally based on his pro rata ownership of Star at Closing as set forth on Schedule 3.2 hereof, after the Closing, agrees to defend and indemnify WMT and their respective affiliates, directors, officers and shareholders, and their respective successors and assigns (collectively, the "WMT Indemnitees"), against and hold each of them harmless from any and all losses, liabilities, taxes, claims, suits, proceedings, demands, judgments, damages, expenses and costs, including, without limitation, reasonable counsel fees, costs and expenses incurred in the investigation, defense or settlement of any claims covered by this indemnity (in this Section 8.1 collectively, the "Indemnifiable Damages") which any such indemnified person may suffer or incur by reason of (i) the inaccuracy or breach of any of the representations, warranties and covenants of Star or the Star Shareholders contained in this Agreement or any documents, certificate or agreement delivered pursuant hereto; (ii) any claim by any person under any provision of any federal or state securities law relating to any transaction, event, act or omission of or by Star occurring before or after the Closing Date; or (iii) liabilities of Star, Star Shareholders or the Purchased Assets arising before or after the Closing not expressly assumed by WMT in
Section 2.2 hereunder; provided, however, that the total indemnity shall not exceed the fair market value (as determined pursuant to Section 8.6) of the WMT Common received by Star as the "Star Indemnitor." Nothing herein shall limit in any way WMT's remedies in the event of breach by Star or the Star Shareholders of any of their covenants or agreements hereunder which are not also a representation or warranty or for willful fraud or intentionally deceptive material misrepresentation or omission by Star or any of the Star Shareholders in connection herewith or with the transactions contemplated hereby.

     (b) Without limiting the generality of the foregoing, with respect to the measurement of Indemnifiable Damages, WMT and, after the Closing Date, WMT, Star and the affiliates of any of them, shall have the right to be put in the same financial position as they would have been in had each of the representations, warranties and covenants of Star and the Star Shareholders been true and accurate or the same said parties had not breached any such covenants or had any of the events, claims or liabilities referred to (a) of this Section 8.1 not occurred or been made or incurred.

     (c) Any indemnitee under this Agreement may not seek recovery under the indemnities set forth herein unless and until the Indemnifiable Damages of such party are greater than $25,000, at which point such indemnity shall apply to all Indemnifiable Damages.

     8.2 Escrow Fund. As security for the indemnity provided for in Section 8.1
         -----------
and for the provisions of Section 6.10 hereof, a total of ten percent (10%) of the WMT Common to be received by Star pursuant to this Agreement, exclusive of the Earn-Out, shall be registered in the name of First Trust of California, National Association (or other institution selected by WMT with the reasonable consent of Star) as escrow agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and in the Escrow Agreement to be signed by all parties thereto, the form of which is attached as Exhibit 8.2. In the event of any conflict between the terms of this Agreement and the Escrow Agreement, the terms of the Escrow Agreement shall govern. WMT shall pay all costs and fees of the Escrow Agent for establishing and administering the Escrow Fund. Upon compliance with the terms hereof, WMT shall be entitled to obtain indemnity from the Escrow Fund for all Indemnifiable Damages covered by the indemnity provided for in Section 8.1 hereof and any amounts owed to it under Section 6.10 hereof.

     8.3 Escrow Period. The Escrow Fund shall remain in existence until November
         -------------
7, 1997.

     8.4 Protection of Escrow Fund. The Escrow Agent shall hold and safeguard
         -------------------------
the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and not as the property of WMT, and shall hold and dispose of the Escrow Fund only in accordance with the terms hereof.

     8.5 Distributions; Voting.
         ---------------------

     (a) Any dividends payable in securities or other distributions of any kind (including any shares received upon a stock split, stock dividend or recapitalization) made in respect of any securities in the Escrow Fund shall be held in the Escrow Fund subject to the rights of WMT. Cash dividends, if any shall be distributed to Star.

     (b) Star shall have voting rights with respect to the shares of stock in the Escrow Fund so long as such stock or other voting securities are held in the Escrow Fund.

     8.6 Claims Upon Escrow Fund.
         -----------------------

     (a) Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of a certificate signed by any officer of WMT (an "Officer's Certificate") stating that WMT has paid or properly accrued Indemnifiable Damages in an aggregate stated amount to which such party is entitled to indemnity pursuant to this Agreement, and specifying in reasonable detail the individual items of Indemnifiable Damages included in the amount so stated, the date each such item was paid or properly accrued, and the nature of the misrepresentation, breach of warranty or claim to which such item is related, the Escrow Agent shall, subject to the provisions of Section 8.7 hereof, deliver to WMT out of the Escrow Fund, as promptly as practicable, the number of WMT Common or amount of other assets held in the Escrow Fund to indemnify WMT against such Indemnifiable Damages.

     (b) For the purpose of indemnity pursuant to this Agreement, each share of WMT Common in the Escrow Fund shall be valued at an amount equal to the closing price per share of Common Stock on The Nasdaq Stock Market on the business day prior to the date on which the WMT Common is released from the Escrow as a result of such indemnity.

     8.7 Objections to Claims. Upon the time of delivery of an Officer's
         --------------------
Certificate to the Escrow Agent, the Escrow Agent shall deliver a duplicate copy of such certificate to each Star Shareholder and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery of WMT Common or other property pursuant to Section 8.6 hereof unless the Escrow Agent shall have received written authorization from the

Spokesperson for Star and the Star Shareholders ("Spokesperson"), initially Phillip Shipp, but also any successor as chosen by the Star Shareholders, to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of the WMT Common or other property in the Escrow Fund in accordance with Section 8.6 hereof, provided that no such payment or delivery may be made if the Spokesperson shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

     8.8 Resolution of Conflicts; Arbitration.
         ------------------------------------

     (a) If the Spokesperson shall object in writing to the indemnity of the WMT Indemnitees in respect of any claim or claims made in any Officer's Certificate, the Spokesperson and WMT shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Spokesperson and WMT should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and distribute the WMT Common or other property from the Escrow Fund in accordance with the terms thereof.

     (b) If no such agreement can be reached after good faith negotiation within sixty (60) days after objection by either the Spokesperson or WMT, either WMT or the Spokesperson may demand arbitration of the matter and the matter shall be settled by arbitration conducted by three arbitrators. WMT and the Spokesperson shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The decision of the arbitrators so selected as to the validity and amount of any claim in such Officer's Certificate or by the Star Shareholders shall be final and binding and conclusive upon the parties to this Agreement, and, notwithstanding anything in Section 8.7 hereof, the Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith, if applicable.

     (c) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in the City of San Jose, California under the rules then in effect of the American Arbitration Association. A claimant shall be deemed to be the non-prevailing party in the event that the arbitrators award such claimant less than one-half (1/2) of the amount claimed by it; otherwise, the other party shall be deemed to be the non-prevailing party. The non-prevailing party to an arbitration shall pay its own expenses, the fees of each arbitrator, the administrative fee of the American Arbitration Association, and the reasonable attorneys' fees and costs incurred by the other party to the arbitration as well as the amount of any Indemnifiable Damages awarded and in addition interest thereon from the date of actual loss or expenditure until the date paid at ten percent (10%) per annum, or at the maximum rate permitted by applicable law if less than ten percent (10%) per annum. In addition, if WMT is the non-prevailing party, it will pay for the reasonable travel and lodging expenses of the Star Shareholders.

     8.9 Distribution upon Termination of Escrow Period. Immediately following
         ----------------------------------------------
termination of the Escrow Period, the Escrow Agent shall deliver to the Star all of the WMT Common in the Escrow Fund in excess of any amount of such WMT Common sufficient, in the reasonable judgment of WMT, to satisfy any agreed upon claims specified in any Officer's Certificate theretofore properly delivered to the Escrow Agent.

     8.10 Escrow Agent's Duties.
          ---------------------

     (a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein or in the Escrow Agreement and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

     (b) The Escrow Agent is hereby expressly authorized to disregard any and all orders by any party who is not authorized to give orders under the Escrow Agreement, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

     (c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

     (d) The Escrow Agent shall not be liable for the outlawing of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

     8.11 Indemnification by WMT. After the Closing Date, WMT shall, as to those
          ----------------------
representations, warranties, covenants and agreements which are herein made or agreed to by WMT, indemnify and hold harmless the Star Shareholders and Star's officers and directors (prior to the Closing) and their heirs and assigns against and in respect of:

     (a) any damage, deficiency, losses or costs incurred by any Star Shareholder resulting from any material misrepresentation or breach of warranty or any nonfulfillment of any covenant or agreement on the part of WMT under this Agreement;

     (b) any claim by any person under any provision of any federal or state securities laws relating to any transaction, event, act or omission of or by WMT (including, without limitation, any tender offer);

     (c) any claim made by any person relating to or arising out of transactions, events, acts or omissions of the Acquired Assets or Assumed Liabilities after the Closing;

     (d) any claim, action, suit, proceeding, demand, judgment, assessment, cost and expense, including reasonable counsel fees, incident to any of the foregoing; provided that the total indemnity shall not exceed the fair market value (as determined pursuant to Section 8.6) of the WMT Common received by Star.

     WMT shall reimburse the Star Shareholders for any liabilities, damages, deficiencies, claims, actions, suits, proceedings, demands, judgments, assessments, costs and expenses to which this Section 8.11 relates only if a claim for indemnification is made by the Star Shareholders within the period ending at December 31, 1998. Without limiting the generality of the foregoing, with respect to the measure of Indemnifiable Damages, the Star Shareholders shall have the right to be put in the same financial position as they would have been in had each of the representations, warranties and covenants of WMT been true and accurate or the same said parties had not breached any such covenants or had any of the events, claims or liabilities referred to in clauses (b) or
(c) of this Section 8.11 not occurred or been made or incurred. Any dispute as to indemnification shall be resolved by arbitration in accordance with Section 8.8.

     8.12 Indemnification Procedure. A party seeking indemnification (the
          -------------------------
"Indemnitee") shall use its best efforts to minimize any liabilities, damages, deficiencies, claims, judgments, assessments, costs and expenses in respect of which indemnity may be sought under this Agreement. The Indemnitee shall give prompt written notice to the party from whom indemnification is sought (the "Indemnitor") of the assertion of a claim for indemnification, but in no event longer than (i) thirty (30) days after service of process in the event litigation is commenced against the Indemnitee by a third party, or (ii) sixty
(60) days after the assertion of such claim. No such notice of assertion of a claim shall satisfy the requirements of this Section 8.12 unless it describes in reasonable detail and in good faith the facts and circumstances upon which the asserted claim for indemnification is based. If any action or proceeding shall be brought in connection with any liability or claim to be indemnified hereunder, the Indemnitee shall provide the Indemnitor twenty (20) calendar days to decide whether to defend such liability or claim. During such period, the Indemnitee shall take all necessary steps to protect the interests of itself and the Indemnitor, including the filing of any necessary responsive pleadings, the seeking of emergency relief or other action necessary to maintain the status quo, subject to reimbursement from the Indemnitor of its expenses in doing so. The Indemnitor shall (with, if necessary, reservation of rights) defend such action or proceeding at its expense, using counsel selected by the insurance company insuring against any such claim and undertaking to defend such claim, or by other counsel selected by it and approved by the Indemnitee, which approval shall not be unreasonably withheld or delayed. The Indemnitor shall keep the Indemnitee fully apprised at all times of the status of the defense and shall consult with the Indemnitee prior to the settlement of any indemnified matter. Indemnitee agrees to use reasonable efforts to cooperate with Indemnitor in connection with its defense of indemnifiable claims. In the event the Indemnitee has a claim or claims against any third party growing out of or connected with the indemnified matter, then upon receipt of indemnification, the Indemnitee shall fully assign to the Indemnitor the entire claim or claims to the extent of the indemnification actually paid by the Indemnitor and the Indemnitor shall thereupon be subrogated with respect to such claim or claims of the Indemnitee.

                                    ARTICLE 9

                               PAYMENT OF EXPENSES
                               -------------------

     Except as provided in Section 8.2, WMT, Star and the Star Shareholders shall each pay their own fees and expenses incurred incident to the preparation and carrying out of the transactions herein contemplated (including legal, accounting and travel).

                                   ARTICLE 10

                        TERMINATION, AMENDMENT AND WAIVER
                        ---------------------------------

     10.1 Termination. This Agreement may be terminated at any time prior to the
          -----------
Closing Date:

     (a) by mutual written consent of Star and WMT;

     (b) by either WMT or Star if there has been a material breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of any party set forth in this Agreement and, if such breach is curable, such breach has not been promptly cured after written notice of such breach;

     (c) by either WMT or Star if the Closing shall not have occurred by December 31, 1996;

     (d) by either WMT or Star if there shall be a final nonappealable order of a federal or state court in effect preventing consummation of this Agreement;

     (e) by WMT if any condition to WMT's obligation to consummate this Agreement has not been satisfied or waived by WMT; and

     (f) by Star if any condition to Star's obligation to consummate this Agreement has not been satisfied or waived by Star.

     10.2 Effect of Termination. In the event of termination of this Agreement
          ---------------------
by either Star or WMT as provided in Section 10.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of the parties hereto or their respective officers or directors except as set forth in Article 9 and the confidentiality provision of this Agreement and except to the extent that such termination results from the (a) willful breach by a party hereto of any of its representations or warranties, or (b) a breach by a party hereto of its covenants or agreements set forth in this Agreement.

     10.3 Amendment. This Agreement may not be amended except by an instrument
          ---------
in writing signed on behalf of each of the parties hereto.

     10.4 Extension; Waiver. At any time prior to the Closing, WMT or the Star
          -----------------
Parties may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit thereof contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 11

                                     GENERAL
                                     -------

     11.1 Notices. Any notice, request, instruction or other document to be
          -------
given hereunder by any party to the other shall be in writing and delivered personally or sent by certified mail, postage prepaid, by telecopy, or by courier service, as follows:

                  Western Micro Technology, Inc.
                  254 East Hacienda Avenue
                  Campbell, CA 95008
                  Attention:  Mr. James W. Dorst
                              Chief Financial Officer
                  Fax:  (408) 341-4762

         with a copy to:

                  Pillsbury Madison & Sutro LLP
                  2700 Sand Hill Road
                  Menlo Park, CA 94025
                  Attention:  Ms. Katharine A. Martin
                  Fax:  (415) 233-4545

                  Star Technologies, Inc.
                  23162 La Cadena
                  Laguna Hills, CA 92653
                  Attention:  Mr. Phillip D. Shipp
                              Chief Financial Officer
                  Fax:  (714) 768-6460

         with a copy to:

                  Roger Neu, Esq.
                  500 Newport Center Drive, Suite 520
                  Newport Beach, CA 92660
                  Fax:  (714) 640-0463

or to such other persons as may be designated in writing by the parties, by a notice given as aforesaid.

     11.2 Headings. The headings of the several sections of this Agreement are
          --------
inserted for convenience of reference only and are not intended to affect the meaning or interpretation of this Agreement.

     11.3 Entire Understanding. The terms set forth in this Agreement including
          --------------------
its Schedules and Exhibits are intended by the parties as a final, complete and exclusive expression of the terms of their agreement and may not be contradicted, explained or supplemented by evidence of any prior agreement, any contemporaneous oral agreement or any consistent additional terms. The Schedules and Exhibits attached to this Agreement are made a part of this Agreement.

     11.4 Counterparts. This Agreement may be executed in counterparts, and when
          ------------
so executed each counterpart shall be deemed to be an original, and said counterparts together shall constitute one and the same instrument.

     11.5 Binding Nature. This Agreement shall be binding upon and inure to the
          --------------
benefit of the parties hereto. No party may assign or transfer any rights under this Agreement.

     11.6 Applicable Law. This Agreement shall be governed by, construed and
          --------------
enforced in accordance with the laws of the State of California.

     11.7 Attorneys' Fees. If any action at law or in equity is necessary to
          ---------------
enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys' fees, costs and disbursements in addition to any other relief to which such party may be entitled.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed, all as of the date first above written.

                                        WESTERN MICRO TECHNOLOGY, INC.,
                                        a California corporation


                                        By   /s/ James W. Dorst
                                          -------------------------------------

                                        Title  Chief Financial Officer
                                              ---------------------------------


                                        STAR TECHNOLOGIES, INC., a California
                                        corporation


                                        By   /s/ Phillip D. Shipp
                                           ------------------------------------

                                        Title   Chairman, CEO
                                              ---------------------------------


                                        STAR SHAREHOLDERS
                                        -----------------

                                        /s/ Phillip D. Shipp
                                        ---------------------------------------
                                                   Phillip D. Shipp

                                        /s/ William E .Gallucci
                                        ---------------------------------------
                                                  William E. Gallucci

                                        /s/ James D. Flavin
                                        ---------------------------------------
                                                    James D. Flavin

                                        /s/ Michael D. Gromek
                                        ---------------------------------------
                                                   Michael D. Gromek